Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2017, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Tiffany & Co.’s Annual Report on Form 10-K for the year ended January 31, 2017.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 15, 2017